Exhibit 11A


                    CAPITAL ASSOCIATES, INC. AND SUBSIDIARIES

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE

                            THREE MONTHS ENDED           NINE MONTHS ENDED
                        --------------------------   --------------------------
                        February 28,  February 28,   February 28,  February 28,
                           1995          1994           1995         1994
                        ------------  ------------   ------------  ------------


Shares outstanding at
  beginning of period    10,211,000     9,654,000      9,759,000    9,654,000

Shares issued during
  the period
  (weighted average)              -        61,000        352,000       54,000

Dilutive shares
  contingently issuable
  upon exercise of options
  (weighted average)      1,832,000     2,265,000      1,966,000    2,287,000

Less shares assumed to
  have been purchased for
  treasury with assumed
  proceeds from exercise
  of stock options
  (weighted average)     (1,383,000)   (1,129,000)    (1,245,000)  (1,017,000)
                         ----------    ----------     ----------   ----------
Total shares, primary    10,660,000    10,851,000     10,832,000   10,978,000
                         ==========    ==========     ==========   ==========

Net income               $   54,000    $  187,000     $  288,000   $  642,000
                         ==========    ==========     ==========   ==========

Income per common and
  common equivalent
  share, primary         $     0.01    $     0.02     $     0.03   $     0.06
                         ==========    ==========     ==========   ==========